Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed and declared effective with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without delivery of a final Prospectus Supplement and accompanying Prospectus. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121120
SUBJECT TO COMPLETION — DATED FEBRUARY 21, 2006
Supplement to Prospectus Supplement
(To Prospectus dated January 7, 2005 and Prospectus Supplement dated February [___], 2006)
$880,000,000 Automobile Receivables Backed Notes
AmeriCredit Automobile Receivables Trust 2006-1
Issuing Entity
AFS SenSub Corp.
Depositor
Sponsor and Servicer
     The static pool information for AmeriCredit’s amortizing asset pools that is referenced in the prospectus supplement to which this Supplement to Prospectus Supplement relates is not located at the website address that is set forth in the prospectus supplement under the headings “Summary—Static Pool Data” and “AmeriCredit’s Static Pool Information” but instead is set forth at www.americredit.com/investors/staticpooldata.asp. This website has unrestricted access, is free of charge and does not require user registration for immediate access.
     The static pool information that is set forth at this website has been updated since the prospectus supplement was first distributed and filed with the Securities and Exchange Commission under file number 333-121120-06. The updated information can be found by going to www.americredit.com/investors/staticpooldata.asp and clicking on the icon labeled “2006-1 (FEBRUARY 21, 2006) REVISED — Disclosure”. The differences between the information labeled “2006-1 (FEBRUARY 21, 2006) REVISED — Disclosure” and the information labeled “2006-1 (FEBRUARY 21, 2006) — Disclosure” can be found by going to the tab labeled “Summary” under “2006-1 (FEBRUARY 21, 2006) REVISED — Disclosure” and reviewing the highlighted cells in the table entitled “Summary Information for Original Pool Characteristics.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement to prospectus supplement or the prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunners
Deutsche Bank Securities		JPMorgan
Co-Managers for the Class A Notes
Barclays Capital
Credit Suisse
Wachovia Securities
Prospectus Supplement dated February [_], 2006.